CONTACT:	Michal D. Cann - President & CEO Phyllis A. Hawkins - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY FOURTH QUARTER PROFITS INCREASE 31%;
COMPANY MEETS OR EXCEEDS ALL 2003 PERFORMANCE TARGETS

OAK HARBOR, WA – January 27, 2004 – Washington Banking Company (Nasdaq: WBCO) today reported that a relatively steady net interest margin contributed to a strong fourth quarter and resulted in record profits for 2003. Lending activity at the company’s primary subsidiaries, Whidbey Island Bank (WIB) and Washington Funding Group (WFG), led to 19% revenue growth and 12% profit growth for the year ended December 31, 2003.

Concurrent with this earnings report, Washington Banking Company announced a 15% stock dividend, payable February 26, 2004, to shareholders of record February 10, 2004. All per share data has been adjusted for this pending stock dividend. In the same release, the Company also announced an increase in its quarterly cash dividend to $0.0725 per share, payable on February 24 to record holders on February 9, prior to the stock dividend.

Fourth quarter net income increased 31% to $1.6 million, or $0.28 per diluted share, compared to $1.2 million, or $0.22 per diluted share a year ago. For 2003, net income increased 12% to $6.0 million, or $1.08 per diluted share, compared to $5.3 million, or $0.98 per diluted share in the previous year.

“Our attention to loan production and managing our cost of funds allowed us to meet or exceed all of the 2003 performance targets for both growth and profitability that we announced last March,” stated Michal Cann, President and CEO. “Exceeding 10% earnings growth and increasing our cash dividend by 8% in 2003 has kept us on track to meet our long-term goals as well.”

“Loan growth, at 16%, exceeded our goal of 10-15% for the year,” added Phyllis Hawkins, Senior Vice President and CFO. “Profits increased 12% for the year, in line with our target of 10-15%, and deposit growth at 8% was also within our 5-10% target for 2003.” Net loans passed the half-billion dollar mark, growing to $502.1 million from $431.2 million a year ago. Total deposits were $501.5 million at year-end, compared to $463.0 million at the end of 2002. Noninterest-bearing deposits grew 23% over the year, while interest-bearing deposits grew 6%.

The emphasis on building noninterest-bearing deposits contributed to a net interest margin of 5.31% in the fourth quarter, up from 5.21% a year ago. For the year, the margin was off slightly to 5.32%, compared to 5.43% in 2002.

Lower interest expense in the quarter and the year, along with the gain on sale of mortgage loans, contributed to increased revenues for both periods. Revenues (net interest income before provision for loan losses plus noninterest income) totaled $34.8 million in 2003, up 19% from $29.2 million in 2002. For the quarter, revenues grew 11% to $8.8 million, compared to $8.0 million a year ago.

“Although Whidbey Island Bank continues to focus on growing commercial and consumer loans, mortgage lending activity has certainly contributed to our success,” Cann said. “Despite the sharp rise in mortgage rates last summer, and the ensuing slowdown in the refinance business, we have continued to underwrite mortgages at both the retail level at WIB and the wholesale level at WFG. As a result, gain on sale of loans more than tripled to $3.6 million for the year compared to the prior year.”

Net interest income was up 13% to $27.8 million, compared to $24.5 million in 2002, largely due to the lower cost of funds. In the fourth quarter, net interest income grew 12% to $7.2 million, from $6.4 million a year ago, mostly a result of the decreased interest expense. Noninterest income increased 51% to $7.0 million, from $4.6 million last year, bolstered by the gain on sale of loans and an increase in service charges and fees. For the quarter, noninterest income increased 8% to $1.7 million, compared to $1.5 million in the fourth quarter of 2002. Noninterest expense was up 33% to $22.9 million, from $17.2 million in 2002, and 26% to $6.1 million for the fourth quarter, compared to $4.8 million a year ago, primarily reflecting the operating expenses added by the formation of WFG in 2003.

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WBCO – Record 2003 Results
January 27, 2004
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“The economic recovery in Northwest Washington has been steady, yet slow,” Hawkins said. “Although Boeing doesn’t affect our market directly, the announcement that they plan to build the 7E7 locally is viewed as a real consumer confidence-builder and should eventually help the economy in the entire region.”

“Our focus remains on serving small businesses, and commercial lending is extremely competitive right now,” Cann stated. “As the economy improves, we expect to see a higher volume of commercial lending activity. Recently, real estate construction and mortgage lending have been excellent ways to supplement our core business lines. At the same time, we have retained our credit quality.”

The allowance for loan losses increased 11% in 2003 to $6.1 million, which is 1.20% of gross loans, and 147% of nonperforming loans. Net chargeoffs declined slightly to $2.6 million in the year. Nonperforming loans were 0.82% of total loans at year-end 2003, compared to 0.74% of total loans at December 31, 2002. Nonperforming assets were $4.7 million, or 0.80% of total assets at year-end, compared to $3.8 million, or 0.71% at the end of 2002.

“We have also identified one loan of $2.6 million to a real estate development and timber company as impaired, due to the borrower’s financial status at year-end,” Cann said. “The loan is current and well-secured, and no losses are expected. While the majority of our nonperforming loans are well-secured by real estate, the remainder are generally smaller, secured consumer and commercial loans. We continue to aggressively manage our nonperforming assets and have several action plans in place that are expected to improve our ratios.”

Washington Banking Company generated a return on equity (ROE) of 14.43% for 2003, compared to 14.41% last year. In the fourth quarter, ROE improved significantly to 14.38%, from 12.32% a year ago. Return on assets (ROA) was 1.06% for the year, from 1.09% in 2002. ROA was 1.07% in the fourth quarter, compared to 0.90% a year ago. The company’s efficiency ratio was 65.82% in 2003 compared to 59.11% a year ago, and 68.83% in the 2003 fourth quarter from 60.39% for the like period in 2002. “The efficiency ratio increased in both the quarter and the year due to the costs of WFG,” Hawkins said.

“Although our wholesale mortgage subsidiary operated at a loss on a stand-alone basis, Washington Funding Group was nearly a break-even venture at the holding company for the year,” Cann noted. WFG pays fees to the bank for marketing, support and technology, and the bank also gained some interest income from loans originated by WFG but held for sale at WIB. “Despite the slowdown in residential mortgage lending, which we expect will continue into 2004, we have initiated some expense reduction measures and revenue enhancements through staffing and reorganization of work flows that should allow WFG to contribute to profits in 2004,” Cann said.

Shareholders’ equity increased 12% to $44.4 million, and book value per share grew to $8.28 at December 31, 2003, from $7.55 a year ago.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank, and Washington Funding Group, a wholesale mortgage lending subsidiary. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 17 full-service branches located in Island, Skagit, Whatcom and Snohomish counties in Northwestern Washington. Washington Funding Group, established in 2003, provides wholesale lending services operating from four offices located in Washington and Oregon.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements which reflects management’s views only as of the date hereof. The words “will,” “believe,” “expect,” “should,” “likely,” “anticipate” and words of similar meaning are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or are lower than expected; (4) competitive pressure among financial institutions increases significantly; (5) legislation or regulatory requirements or changes adversely affect the banking and financial services sector; and (6) the Company’s ability to realize the efficiencies it expects to receive from its investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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WBCO – Record 2003 Results
January 27, 2004
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CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands except per share data)	December 31, 2003	December 31, 2002
Assets
Cash and Due from Banks	$15,454	$20,882
Interest-Earning Deposits with Banks	356	12,005
Fed Funds Sold	4,795	23,000

Total Cash and Cash Equivalents	20,605	55,887

Securities Available for Sale	15,421	9,102
Securities Held to Maturity	14,745	15,073

Total Securities	30,166	24,175

FHLB Stock	2,280	2,158

Loans Held for Sale	8,251	6,629
Loans Receivable	499,919	430,074
Less: Allowance for Loan Losses	(6,116)	(5,514)

Loans, Net	502,054	431,189

Premises and Equipment, Net	19,814	16,750
Other Real Estate Owned	504	592
Deferred Tax Assets	1,258	1,207
Other Assets	5,060	3,454

Total Assets	$581,741	$535,412

Liabilities and Shareholders Equity
Deposits:
Noninterest-Bearing	$75,756	$61,647
Interest-Bearing	425,741	401,348

Total Deposits	501,497	462,995

Fed Funds Purchased	5,000	—
Other Borrowed Funds	12,500	15,000
Trust Preferred Securities	15,000	15,000
Other Liabilities	3,384	2,985

Total Liabilities	537,381	495,980

Shareholders' Equity:
Preferred Stock (no par value)
Authorized 20,000 Shares:
None Outstanding	—	—

Common Stock (no par value)
Authorized 10,000,000 Shares:
Issued and Outstanding 4,659,026 at 12/31/03,
and 4,541,123 at 12/31/02	21,371	21,025
Retained Earnings	23,027	18,363
Unrealized Gain (Loss) on Securities Available for Sale, Net of Tax	(38)	44

Total Shareholders' Equity	44,360	39,432

Total Liabilities and Shareholders' Equity	$581,741	$535,412

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WBCO – Record 2003 Results
January 27, 2004
Page Four

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) ($ in thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Interest Income
Loans	$8,861	$8,624	$35,218	$33,797
Taxable Investment Securities	109	77	324	291
Tax Exempt Securities	175	180	675	745
Other	68	166	381	378

Total Interest Income	9,213	9,047	36,598	35,211

Interest Expense
Deposits	1,718	2,262	7,414	9,491
Other Borrowings	147	165	612	757
Trust Preferred Securities	182	206	742	424

Total Interest Expense	2,047	2,633	8,768	10,672

Net Interest Income	7,166	6,414	27,830	24,539

Provision for Loan Losses	(762)	(1,399)	(3,200)	(3,866)

Net Interest Income after Provision for Loan Losses	6,404	5,015	24,630	20,673

Noninterest Income
Service Charges and Fees	651	491	2,127	1,801
Gain on Sale of Loans	729	482	3,640	1,201
Secondary Market Income	33	105	241	204
Gain on Sale of Assets	—	255	—	449
Other Income	243	205	961	959

Total Noninterest Income	1,656	1,538	6,969	4,614

Noninterest Expense
Compensation and Employee Benefits	3,435	2,799	13,350	10,185
Occupancy	1,025	806	3,765	2,920
Office Supplies and Printing	190	173	700	549
Data Processing	116	144	464	440
Consulting and Professional Fees	183	97	520	280
Other	1,123	783	4,104	2,857

Total Noninterest Expense	6,072	4,802	22,903	17,231

Income before Income Taxes	1,988	1,751	8,696	8,056
Provision for Income Taxes	(431)	(563)	(2,729)	(2,719)

Net Income	$1,557	$1,188	$5,967	$5,337

Net Income per Common Share (1)
Basic	$0.29	$0.23	$1.12	$1.04
Diluted	$0.28	$0.22	$1.08	$0.98

Average Number of Common Shares Outstanding (1)	5,355,161	5,186,943	5,341,461	5,153,317
Fully Diluted Avg Common/ Common Equivalent Shares Outstanding (1)	5,582,684	5,454,967	5,548,681	5,441,462

(1) Adjusted for 15% stock dividend to be issued 2/26/04 to shareholders of record 2/10/04

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WBCO – Record 2003 Results
January 27, 2004
Page Five

FINANCIAL STATISTICS (unaudited) ($ in thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues (1)	$8,822	$7,952	$34,799	$29,153

Averages
Total Assets	$581,967	$530,457	$563,963	$489,114
Loans	$494,930	$434,922	$474,874	$416,555
Interest Earning Assets	$544,460	$496,953	$527,553	$456,719
Deposits	$505,461	$457,510	$489,688	$418,055
Shareholders' Equity	$43,306	$38,557	$41,355	$37,049

Financial Ratios
Return on Average Assets, Annualized	1.07%	0.90%	1.06%	1.09%
Return on Average Equity, Annualized	14.38%	12.32%	14.43%	14.41%
Average Equity to Average Assets	7.44%	7.27%	7.33%	7.57%
Efficiency Ratio (2)	68.83%	60.39%	65.82%	59.11%
Net Interest Margin	5.31%	5.21%	5.32%	5.43%
Net Interest Spread	5.02%	4.88%	5.02%	5.07%

Period End	December 31, 2003	December 31, 2002
Book Value Per Share (3)	$8.28	$7.55

Nonperforming Assets
Nonaccrual Loans	$4,158	$3,222
Restructured Loans	—	—

Total Nonperforming Loans	4,158	3,222
Real Estate Owned	504	592

Total Nonperforming Assets	$4,662	$3,814

Potential Problem Loans	$314	$—

Nonperforming Loans to Loans	0.82%	0.74%
Nonperforming Assets to Assets	0.80%	0.71%
Allowance for Loan Losses to Nonperforming Loans	147.09%	171.14%
Allowance for Loan Losses to Nonperforming Assets	131.19%	144.57%
Allowance for Loan Losses to Loans	1.20%	1.26%

Loan Portfolio
Commercial	$87,371	$91,816
Real Estate Mortgages
One-to-Four Family	43,460	46,806
Five-or-More Family	133,539	94,404
Real Estate Construction	70,974	40,112
Consumer	172,406	163,368
Deferred Fees	420	197

Total Loans	$508,170	$436,703

(1) Revenues is net interest income before provision for loan losses plus noninterest income.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(3) Adjusted for 15% stock dividend to be issued 2/26/04 to shareholders of record 2/10/04.

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        NOTE: Transmitted on Business Wire at 3:19 p.m. PST, January 27, 2004.